Exhibit 10.29

EIGHTH AMENDMENT TO SECOND AMENDED
AND RESTATED LOAN AND SECURITY AGREEMENT

This EIGHTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of December 17, 2013, is entered into among Jazz Semiconductor, Inc., a Delaware corporation (“Jazz”), Newport Fab, LLC (d/b/a Jazz Semiconductor Operating Company), a Delaware limited liability company (“Operating Company” and together with Jazz, the “Borrowers” and each individually, a “Borrower”), Jazz Technologies, Inc., formerly known as Acquicor Technology Inc., a Delaware corporation (“Guarantor”), the lenders party to the “Loan Agreement” as defined below (each individually, a “Lender” and collectively, “Lenders”), and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as successor by merger to Wachovia Capital Finance Corporation (Western), in its capacity as agent for the Lenders (in such capacity, “Agent”).

RECITALS

A.            Borrowers, Guarantor, Agent, Lenders, and Wachovia Capital Markets, LCC, in its capacity as lead arranger, bookrunner and syndication agent, have previously entered into that certain Second Amended and Restated Loan and Security Agreement, dated as of September 19, 2008, as amended by the First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of March 17, 2009, as further amended by the Second Amendment to Second Amended and Restated Loan and Security Agreement, dated as of July 16, 2009, as further amended by the Third Amendment to Second Amended and Restated Loan and Security Agreement, dated as of April 21, 2010, as further amended by the Fourth Amendment to Second Amended and Restated Loan and Security Agreement, dated as of June 29, 2010, as further amended by the Fifth Amendment to Second Amended and Restated Loan and Security Agreement, dated as of July 19, 2010, as further amended by the Sixth Amendment to Second Amended and Restated Loan and Security Agreement, dated as of June 14, 2011, and as further amended by the Seventh Amendment to Second Amended and Restated Loan and Security Agreement, dated as of August 23, 2011 (as amended, the “Loan Agreement”), pursuant to which Agent and Lenders have made certain loans and financial accommodations available to Borrowers.  Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B.            Borrowers and Guarantor have requested that Agent and Lenders amend the Loan Agreement, which Agent and Lenders are willing to do pursuant to the terms and conditions set forth herein.

C.            Borrowers and Guarantor are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendment to Loan Agreement.

a.           Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.2       Intentionally Omitted.”

b.           The grid set forth in Section 1.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Level	Consolidated Fixed Charge Coverage Ratio (“CFCCR”)	Prime Spread	Eurodollar Spread
Tier I	CFCCR<1.10 to 1.0	1.0%	2.25%
Tier II	CFCCR>1.10 to 1.0 and <1.35 to1.0	0.75%	2.00%
Tier III	CFCCR>1.35 to 1.0	0.50%	1.75%”

c.           The following is hereby added to the Loan Agreement as Section 1.10A:

“1.10A  “Approved Increase” shall have the meaning set forth in Section 2.5(a) hereof.”

d.           The following is hereby added to the Loan Agreement as Section 1.11A:

“1.11A  “Availability Block” shall mean $0; provided, however, that the Availability Block shall be $5,000,000 during each Availability Block Trigger Period.”

e.           The following is hereby added to the Loan Agreement as Section 1.11B:

“1.11B   “Availability Block Trigger Period” shall mean the period (a) commencing on any day that: (i) the Senior Leverage Ratio is greater than 2.5 to 1.0, or (ii) the Consolidated Fixed Charge Coverage Ratio is less than 1.10 to 1.0 when measured on a trailing four fiscal quarter basis as of the end of any fiscal quarter of Parent Guarantor; and (b) continuing until the day that the Senior Leverage Ratio has been less than or equal to 2.5 to 1.0 at all times for a full fiscal quarter of Parent Guarantor and the Consolidated Fixed Charge Coverage Ratio is at least 1.10 to 1.0 when measured on a trailing four fiscal quarter basis as of the end of such fiscal quarter.”

f.            The following is hereby added to the Loan Agreement as Section 1.11C:

“1.11C   “Available Increase Amount” shall mean, as of any date of determination, an amount equal to the result of (a) $20,000,000 minus (b) the aggregate principal amount of increases to the Maximum Credit previously made pursuant to Section 2.5 hereof.”

g.           Section 1.12 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.12     “Bank Products” shall mean any one or more of the following types of services or facilities provided to Borrowers, Guarantors, or any of their respective Subsidiaries upon Borrowers request by a Bank Product Provider, including but not limited to: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) Cash Management Services, (c) credit card processing services, (d) debit cards, (e) stored value cards, and (f) transactions under Hedge Agreements.”

h.           Section 1.17 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.17     “Borrowing Base” shall mean, at any time, the sum of:

(a)          the amount equal to eighty-five percent (85%) of the Eligible Accounts of Borrowers; plus

(b)         the amount equal to the lesser of:  (i) the product of (I) seventy-five percent (75%) times (II) the “net forced liquidation value” of the Eligible Equipment of Borrowers as defined in the most recent appraisal of Equipment then received by Agent in accordance with Section 7.4 hereof, and (ii) the Equipment Sublimit; plus

(c)          the amount equal to the lesser of:  (i) seventy-five percent (75%) of the Eligible Foreign Accounts of Borrowers, and (ii) the Foreign Accounts Sublimit;

(d)         the amount equal to the lesser of: (i) the sum of (A) the amount equal to the lesser of (1) the product of sixty-five percent (65%) multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory consisting of finished goods (provided that sort and 100% completed wafers included in work in process shall constitute finished goods for purposes of this calculation), and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory consisting of finished goods (provided that sort and 100% completed wafers included in work in process shall constitute finished goods for purposes of this calculation) (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time; plus (B) the amount equal to the lesser of (1) the product of sixty-five percent (65%) multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory consisting of raw materials, and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory consisting of raw materials (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time; plus (C) the amount equal to the lesser of (1) the product of sixty-five percent (65%) multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory consisting of work in process, and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory consisting of work in process (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, and (ii) the Inventory Sublimit; minus

(e)          the Availability Block; minus

(f)          Reserves and the Equipment Reserve.”

i.            The following is hereby added to the Loan Agreement as Section 1.19A:

“1.19A  “Capex Loan Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below designated as the Capex Loan Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Capex Loan Commitments”:

Lender	Capex Loan Commitments
Wells Fargo Capital Finance, LLC	$6,000,000”

j.            The following is hereby added to the Loan Agreement as Section 1.19B:

“1.19B   “Capex Loans” shall have the meaning set forth in Section 2.4 hereof.”

k.           The following is hereby added to the Loan Agreement as Section 1.19C:

“1.19C   “Capex Purchase Loan Request” shall have the meaning set forth in Section 2.4 hereof.”

l.            The following is hereby added to the Loan Agreement as Section 1.19D:

“1.19D  “Capex Scheduled Repayment Date” means the first day of the calendar quarter following the date of the initial Capex Loan, and the first day of each calendar quarter thereafter.”

m.          The following is hereby added to the Loan Agreement as Section 1.22A:

“1.22A  “Cash Dominion Period” means each period (a) commencing on any day that (i) the sum of Excess Availability plus Qualified Cash is less than the greater of (A) $12,500,000, and (B) an amount equal to 12.5% of an amount equal to the Maximum Credit minus the Line Block, (ii) Excess Availability is less than $6,500,000 for three consecutive Business Days, or (iii) an Event of Default occurs; and (b) continuing until at all times for 60 consecutive calendar days: (i) the sum of Excess Availability plus Qualified Cash has been greater than the greater of (A) $12,500,000, and (B) an amount equal to 12.5% of an amount equal to the Maximum Credit minus the Line Block, (ii) Excess Availability has been greater than $6,500,000, and (iii) no Event of Default then exists.”

n.           The following is hereby added to the Loan Agreement as Section 1.23A:

“1.23A  “Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.”

o.           Section 1.28 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.28     “Commitment” shall mean, as to any Lender, the Revolving Loan Commitment of such Lender, the Capex Loan Commitment of such Lender, or the combined Revolving Loan Commitment and Capex Loan Commitment of such Lender, as the context requires.”

p.           Section 1.30 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.30     “Consolidated EBITDA” shall mean, with respect to any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Net Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including unused line fees and administrative fees and charges with respect to the  Credit Facility), (c) depreciation and amortization expense (excluding such expense to the extent that the properties or assets being depreciated primarily benefit Foreign Parent Nonguarantor), (d) amortization or impairment of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or non-cash non-recurring losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, expenses or losses, including in relation to earn-outs and similar obligations (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period), (g) stock-option based compensation expenses, (h) to the extent such costs, fees and expenses are incurred after the Effective Date, transaction costs, fees and expenses related to a completed acquisition transaction or a Joint Venture transaction permitted hereby (except to the extent such fees, costs or expenses relate to the acquisition of Parent Guarantor by Foreign Parent Nonguarantor), (i) the non-cash portion of straight-line rent expense, (j) proceeds from any business interruption insurance (in the case of this clause (j) to the extent not reflected as revenue or income in such statement of such Consolidated Net Income), (k) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items, and (l) cash expenses relating to earn-outs and similar obligations, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Net Interest Expense), (ii) any extraordinary or non-cash non-recurring income or gains (including, without limitation, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (1) gains on the sales of assets outside of the ordinary course of business, (2) one-time settlement gains, and (3) gains on the sale of retired capital assets), (iii) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), all as determined on a consolidated basis, (iv) cash payments in connection with “straight-line” rent expense which exceed the amount expensed in respect of such rent expense, (v) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items and (vi) gains realized and income accrued in connection with the redemption of the Senior Notes (for the avoidance of doubt, any gains realized and income accrued in connection with the redemption of the Senior Notes incurred prior to the Effective Date shall be excluded from this calculation).”

q.           Clause (b) of the definition of “Consolidated Fixed Charges” set forth in Section 1.32 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b)       all regularly scheduled (as determined at the beginning of such period) principal payments of Indebtedness, other than the repayment of any Senior Notes at their final maturity date (for the avoidance of doubt, repayments of Loans and unscheduled permitted Senior Notes principal payments shall be excluded from the Consolidated Fixed Charges calculation).”

r.            Clause (d) of the definition of “Consolidated Fixed Charges” set forth in Section 1.32 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(d)       all unfinanced Capital Expenditures (provided, that, if Borrowers provide Agent with a schedule of projected Capital Expenditures for the 2014 fiscal year by December 31, 2013, in form and substance satisfactory to Agent (the “2014 Schedule”), the first $10,000,000 of unfinanced Capital Expenditures which are made in the 2014 fiscal year in accordance with the 2014 Schedule shall not be included in the calculation of Consolidated Fixed Charges), plus”

s.           Clause (e) of the definition of “Consolidated Fixed Charges” set forth in Section 1.32 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(e)        All taxes paid, plus”

t.            Clause (h) of the definition of “Consolidated Fixed Charges” set forth in Section 1.32 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(h)       Senior Note repurchases made for cash (other than any repurchases made in connection with a refinancing of such Senior Notes permitted hereunder).”

u.           The following is hereby added to the Loan Agreement as Section 1.34A:

“1.34A  “Covenant Testing Trigger Period” means each period (a) commencing on any day that (i) the sum of Excess Availability plus Qualified Cash is less than the greater of (A) $12,500,000, and (B) an amount equal to 12.5% of an amount equal to the Maximum Credit minus the Line Block, or (ii) Excess Availability is less than $6,500,000 for three consecutive Business Days, and (b) continuing until at all times for 60 consecutive calendar days: (i) the sum of Excess Availability plus Qualified Cash has been greater than the greater of (A) $12,500,000, and (B) an amount equal to 12.5% of an amount equal to the Maximum Credit minus the Line Block, and (ii) Excess Availability has been greater than $6,500,000.”

v.           Section 1.35 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.35     “Credit Facility” shall mean the loans and letters of credit provided to or for the benefit of any Borrower pursuant to Sections 2.1, 2.2, and 2.4 hereof.”

w.           The following is hereby added to the Loan Agreement as Section 1.43A:

“1.43A  “Eighth Amendment Effective Date” shall mean December [___], 2013.”

x.            Clause (m) of the definition of “Eligible Accounts” set forth in Section 1.44 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(m)       the aggregate amount of such Eligible Accounts owing by: (A) a single account debtor (other than Skyworks and RF Micro Devices) does not constitute more than twenty percent (20%) of the aggregate amount of all otherwise Eligible Accounts; (B) Skyworks does not constitute more than forty-five percent (45%) of the aggregate amount of all otherwise Eligible Accounts; (C) RF Micro Devices does not constitute more than forty-five percent (45%) of the aggregate amount of all otherwise Eligible Accounts; and (D) RF Micro Devices and Skyworks, in the aggregate, does not constitute more than sixty percent (60%) of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages shall be deemed Eligible Accounts to the extent that such portion would otherwise be eligible as "Eligible Accounts" pursuant to this Section);”

y.           Section 1.45 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.45     “Eligible Equipment” shall mean, as to each Borrower, Equipment owned by such Borrower as of the Eighth Amendment Effective Date and used in the ordinary course of such Borrower’s business, that in each case satisfy the criteria set forth below as reasonably determined by Agent.  Eligible Equipment shall not include:  (a) Equipment located outside the United States; (b) items of Equipment that are or have become fixtures other than trade fixtures which are readily removable from the premises on which they are located; (c) leased Equipment; (d) Equipment subject to a lien or security interest of any Person other than Agent except for non-consensual liens or security interests that are permitted under Sections 9.8(b) or (c) hereof; (e) worn-out, obsolete or out-of-service Equipment; (f) Equipment acquired by any Borrower after the date hereof located on or affixed to the Premises (as defined in that certain Landlord Agreement dated on or about the Original Closing Date, by and among Jazz, Conexant and Agent (the "Conexant Landlord Agreement") with respect to which Equipnment the parties to such Conexant Landlord Agreement shall not have agreed upon and delivered a revised Exhibit B to such Conexant Landlord Agreement pursuant to the terms thereof, which revised Exhibit B shall designate such Equipment as added to or included within the definition of "Personal Property" as set forth in the Conexant Landlord Agreement; and (g) any individual items of Equipment with an original cost or purchase price of less than $10,000.  Any new criteria for Eligible Equipment may only be established by Agent in good faith based on either:  (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no notice thereof prior to the date hereof, in either case under clause (i) or (ii) which materially adversely affects or could reasonably be expected to materially adversely affect the Eligible Equipment in the good faith determination of Agent.  Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.”

z.            The following is hereby added to the Loan Agreement as Section 1.45A:

“1.45A  “Eligible Foreign Accounts” shall mean Accounts owing from account debtors that have their chief executive office located outside the United States of America or Canada, and which: (a) the account debtor with respect to such Accounts is acceptable to Agent in its sole discretion, (b) the chief executive office of the account debtor with respect to such Accounts is located in a jurisdiction satisfactory to Agent in its sole discretion, and (c) otherwise satisfy the criteria for Eligible Accounts (other than due to the operation of clause (e) of the definition of Eligible Accounts).”

aa.         The following is hereby added to the Loan Agreement as Section 1.45B:

“1.45B   “Eligible Inventory” means Inventory of a Borrower that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent to address the results of any field examination or appraisal performed by Agent from time to time after the Eighth Amendment Effective Date.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices.  An item of Inventory shall not be included in Eligible Inventory if: (a) a Borrower does not have good, valid, and marketable title thereto, (b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower), (c) it is not located at one of the locations in the continental United States set forth on Schedule E-1 hereto (or in-transit from one such location to another such location), (d) it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 hereto to another location set forth on Schedule E-1 hereto), (e) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises and either (i) it is subject to a collateral access agreement, in form and substance satisfactory to Agent, executed by the lessor or warehouseman, as the case may be, or (ii) Agent has established a Reserve in an amount equal to three (3) months' rent with respect to such premises or three (3) months warehouse charges with respect to such premises, as applicable, (f) it is the subject of a bill of lading or other document of title, (g) it is not subject to a valid and perfected first priority security interest of Agent, (h) it consists of goods returned or rejected by a Borrower’s customers, (i) it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, returned inventory, or Inventory acquired or sold on consignment, (j) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or (k) Borrowers’ perpetual costing and tracking systems don’t provide Agent with sufficient information with respect to such Inventory as determined by Agent it is sole discretion.”

bb.         The following is hereby added to the Loan Agreement as Section 1.45C:

“1.45C   “Eligible Additional Equipment” shall mean any additional Equipment acquired by Borrowers after the Eighth Amendment Effective Date and which: (a) meets all of the criteria for Eligible Equipment other than the fact that it was acquired by Borrowers after the Eighth Amendment Effective Date; (b) is not part of, affixed to, or otherwise a supplement to any Eligible Equipment; and (c) is not located on or affixed to the Premises (as defined in the Conexant Landlord Agreement) unless the parties to the Conexant Landlord Agreement have agreed upon and delivered a revised Exhibit B to such Conexant Landlord Agreement pursuant to the terms thereof, which revised Exhibit B shall designate such Equipment as added to or included within the definition of "Personal Property" as set forth in the Conexant Landlord Agreement.”

cc.         The following is hereby added to the Loan Agreement as Section 1.48A:

“1.48A  “Equipment Reserve” shall mean an amount (as determined by Agent from time to time) equal to the amount by which (a) the sum of: (i) the amount derived under clause (b) of the definition of “Borrowing Base” at such time, plus (ii) the principal amount of Capex Loans outstanding at such time; exceeds (b) the sum of: (i) the product of (A) seventy-five percent (75%) times (B) the “net forced liquidation value” of Eligible Equipment and Eligible Additional Equipment of Borrowers as determined by the most recent appraisal of Equipment received by Agent, plus (ii) to the extent any Eligible Additional Equipment which is the subject of a Capex Loan is not reflected on such appraisal referenced in clause (b)(i)(B), eighty percent (80%) of the Hard Costs of such Eligible Additional Equipment.”

dd.        Section 1.49 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.49     “Equipment Sublimit” shall mean $27,937,500 provided, however, that beginning on the first day of the first calendar quarter following the Eighth Amendment Effective Date and on the first day of each calendar quarter thereafter, the Equipment Sublimit shall be reduced by $698,438.”

ee.         Section 1.55 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.55     “Excess Availability” shall mean the amount calculated at any date, equal to: (a) the lesser of: (i) the Maximum Credit, minus the Line Block, minus the principal amount of Capex Loans outstanding at such time, or (ii) the Borrowing Base; minus (b) the sum of:  (i) the amount of all then outstanding and unpaid Obligations of Borrowers (but not including for this purpose the then outstanding principal amount of the Capex Loans) plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of each Borrower which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iii) without duplication, the amount of checks issued by each Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.”

ff.           The last sentence of the definition of “Excluded Subsidiaries” set forth in Section 1.57 of the Loan Agreement is hereby deleted in its entirety.

gg.         Section 1.61 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.61     “Financing Agreements” shall mean, collectively, this Agreement, the Fee Letter and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Guarantor in connection with this Agreement.”

hh.         The following is hereby added to the Loan Agreement as Section 1.61A:

“1.61A  “Foreign Accounts Sublimit” shall mean, at any time, the amount equal to $6,000,000.”

ii.           The following is hereby added to the Loan Agreement as Section 1.69A:

“1.69A  “Hard Costs” shall mean, with respect to the purchase by any Borrower of an item of Eligible Additional Equipment, the net cash amount actually paid to acquire title to such item, net of all incentives, discounts and rebates, and exclusive of freight, delivery charges, installation costs and charges, software costs, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind.”

jj.           Section 1.71 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.71     “Hedge Agreement” shall mean a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.”

kk.         The following is hereby added to the Loan Agreement as Section 1.71A:

“1.71A  “Increase Effective Date” shall have the meaning set forth in Section 2.5(a) hereof.”

ll.           The following is hereby added to the Loan Agreement as Section 1.71B:

“1.71B   “Increase Joinder” shall have the meaning set forth in Section 2.5(c) hereof.”

mm.       Clause (c)(ii) of the definition of “Interest Rate” set forth in Section 1.77 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)        on Revolving Loans and Letters of Credit outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).”

nn.         The following is hereby added to the Loan Agreement as Section 1.78A:

“1.78A  “Inventory Sublimit” shall mean an amount equal to $10,000,000.”

oo.        Section 1.85 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.85     “Letter of Credit Limit” shall mean $5,000,000.”

pp.         Clause (c) of the definition of “Letter of Credit Obligations” set forth in Section 1.86 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(c)        without duplication, the aggregate amount of all payments made by each Lender to the issuer with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.”

qq.         The last sentence of the definition of “Letters of Credit” set forth in Section 1.87 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“The issuer of the Letters of Credit shall be, and all references to such issuer herein shall mean, Wells Fargo Bank, N.A. and its successors and assigns or such other bank as Agent may from time to time designate.”

rr.           The following is hereby added to the Loan Agreement as Section 1.88A:

“1.88A  “Line Block” shall mean an amount equal to $5,000,000.”

ss.         Section 1.89 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.89     “Loans” shall mean the Revolving Loans and Capex Loans.”

tt.           Section 1.94 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.94     “Maximum Credit” shall mean the amount equal to $70,000,000, as reduced by any reduction thereof pursuant to Section 2.1(c) hereof, and as increased by any increase thereof pursuant to Section 2.5 hereof.”

uu.         The following is hereby added to the Loan Agreement as Section 1.95A:

“1.95A  “Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation (on a “non-conversion basis”) of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent.”

vv.        Section 1.112 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.112   “Pro Rata Share” shall mean:

(a)          with respect to a Lender’s obligation to make Revolving Loans and receive payments relative thereto, participate in Letters of Credit, and with respect to all other computations and other matters related to the Letters of Credit, and the Revolving Loans, the fraction (expressed as a percentage) the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Revolving Loan Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Revolving Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Revolving Loans and outstanding Letters of Credit;

(b)         with respect to a Lender’s obligation to make Capex Loans and receive payments relative thereto, and with respect to all other computations and other matters related to the Capex Loans, the fraction (expressed as a percentage) the numerator of which is such Lender’s Capex Loan Commitment and the denominator of which is the aggregate amount of all of the Capex Loan Commitments of Lenders, as adjusted from time to time in accordance with Section 13.7 hereof, provided, that, if the Capex Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Capex Loans and the denominator shall be the aggregate amount of all unpaid Capex Loans; and

(c)          with respect to all other matters (including the indemnification obligations arising under Section 12.15 hereof), (i) prior to the Commitments being terminated, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment, and the denominator of which is the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the fraction (expressed as a percentage) the numerator of which is the sum of such Lender’s Revolving Loans, Capex Loans and its interest in the Letters of Credit, and the denominator of which is the aggregate amount of all unpaid Revolving Loans, Capex Loans and outstanding Letters of Credit.”

ww.       The following is hereby added to the Loan Agreement as Section 1.118A:

“1.118A “Reporting Trigger Period” means each period (a) commencing on any day that (i) the sum of Excess Availability plus Qualified Cash is less than the greater of (A) $12,500,000, and (B) an amount equal to 12.5% of an amount equal to the Maximum Credit minus the Line Block, (ii) Excess Availability is less than $6,500,000 for three consecutive Business Days, or (iii) an Event of Default occurs; and (b) continuing until at all times for 60 consecutive calendar days: (i) the sum of Excess Availability plus Qualified Cash has been greater than the greater of (A) $12,500,000, and (B) an amount equal to 12.5% of an amount equal to the Maximum Credit minus the Line Block, (ii) Excess Availability has been greater than $6,500,000, and (iii) no Event of Default then exists.”

xx.          Section 1.119 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.119   “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Share) aggregate at least fifty and one tenth of one percent (50.1%).”

yy.         Section 1.120 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.120   “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letters of Credit which would otherwise be available to Borrowers under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, materially adversely affect, or would have a reasonable likelihood of materially adversely affecting, (i) the Collateral constituting Accounts, Inventory or Equipment, its value or the amount that would reasonably be likely to be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the security interests and other rights of Agent in the Collateral constituting Accounts, Inventory or Equipment (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report relating to Accounts, Inventory or Equipment furnished by or on behalf of any Borrower or any Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letters of Credit as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default.  Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect:  (A) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five percent (5%); (B) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (C) amounts past due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing; (D) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower; (E) the Bank Products Reserve; and (F) any other Reserve, including without limitation any Reserve for deferred revenue to the extent reserved by any Borrower on its books and records consistent with its historical practices.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition, Event of Default or other matter which is the basis for such reserve as determined by Agent in good faith.  To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria (with respect to new information, circumstances or facts) or revise existing criteria for Eligible Accounts, Eligible Foreign Accounts, Eligible Inventory, Eligible Equipment or Eligible Additional Equipment so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose or a Reserve that is otherwise duplicative of any other Reserve or change in criteria.”

zz.          Section 1.122 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.122   “Revolving Loan Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below designated as the Revolving Loan Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Revolving Loan Commitments”:

Lender	Revolving Loan Commitment
Wells Fargo Capital Finance, LLC	$70,000,000

Notwithstanding the foregoing, as of any date of determination, each Lender's Revolving Loan Commitment shall be reduced by the then outstanding amount of such Lender’s Capex Loans.”

aaa.       The following is hereby added to the Loan Agreement as Section 1.122A:

“1.122A “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of Agent and the Lenders on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.”

bbb.      The following is hereby added to the Loan Agreement as Section 1.123A:

“1.123A “Senior Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the outstanding principal balance of the Obligations as of such date, to (b) Consolidated EBITDA of Parent Guarantor, calculated on a trailing 4 fiscal quarter basis as of the last fiscal quarter for which financial statements have most recently been delivered pursuant to Section 9.6(a) as of such date.”

ccc.       Section 1.124 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.124   “Senior Notes” shall mean the 8% Non-Convertible Senior Notes due 2015, or “Securities” as defined in the Senior Note Indenture.”

ddd.      Section 1.125 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.125    “Senior Note Indenture” shall mean that certain Indenture, dated as of July 9, 2010, by and among Parent Guarantor, certain Affiliates of Parent Guarantor, and U.S. Bank National Association, as trustee.”

eee.       Section 2.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.1        Revolving Loans.

(a)         Subject to and upon the terms and conditions contained herein, each Lender with a Revolving Loan Commitment severally (and not jointly) agrees to make its Pro Rata Share of revolving loans to Borrowers from time to time on any Business Day on or after the Effective Date in amounts requested by Borrowers up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of: (i) the Borrowing Base at such time, and (ii) an amount equal to the Maximum Credit, minus the Line Block, minus the principal amount of Capex Loans outstanding at such time, minus the Letter of Credit Obligations outstanding at such time.

(b)         Except in Agent's discretion, at no time shall, the aggregate amount of the outstanding Revolving Loans and the Letter of Credit Obligations exceed an amount equal to the lesser of: (i) the Borrowing Base, and (ii) an amount equal to the Maximum Credit minus the Line Block, minus the principal amount of Capex Loans outstanding at such time.  If the event set forth in the preceding sentence of this Section 2.1(b) shall have occurred, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions, and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, promptly repay to Agent the entire amount of any such excess that results from the occurrence of any such event for which payment is demanded.

(c)          By providing ten (10) Business Days' written notice to Agent, Borrowers may request that the amount set forth in the definition of “Maximum Credit” hereof be reduced in an amount or amounts which shall not cause such amount set forth in such definition to be less than $50,000,000, which reduction shall be in increments of no less than $5,000,000; provided, that no Default or Event of Default shall have occurred and be continuing prior to or after giving effect to any such reduction; and further provided, that Borrowers may not make any such request more than two (2) times per year.”

fff.         Section 2.2(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)        Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of Borrowers, Agent agrees to provide or arrange for the account of Borrowers one or more Letters of Credit, for the ratable risk of each Lender with a Revolving Loan Commitment according to its Pro Rata Share, containing terms and conditions acceptable to Agent and the issuer thereof.”

ggg.      Section 2.2(e) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(e)        Borrowers shall reimburse immediately the issuer of a Letter of Credit for any draw under any Letter of Credit issued for the account of Borrowers by such issuer and pay such issuer the amount of all other charges and fees payable to such issuer in connection with any Letter of Credit issued for the account of Borrowers immediately when due, irrespective of any claim, setoff, defense or other right which Borrowers, or any of them, may have at any time against such issuer or any other Person.  Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by Borrowers to Agent for a Prime Rate Loan in the amount of such drawing or other amount then due and shall be made by Agent on behalf of Lenders as a Revolving Loan.  The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor.  Any payments made by or on behalf of Agent or any Lender to an issuer and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to Borrowers pursuant to this Section 2.”

hhh.      Section 2.2(i) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(i)        Immediately upon the issuance or amendment of any Letter of Credit, each Lender with a Revolving Loan Commitment shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto).  Each Lender with a Revolving Loan Commitment shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the issuer of any such Letter of Credit therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the issuer has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender with a Revolving Loan Commitment shall pay to the issuer its Pro Rata Share of such unreimbursed drawing or other amounts then due to issuer in connection therewith.”

iii.          The following is hereby added to the Loan Agreement as Section 2.4:

“2.4        Capex Loans.

(a)          Subject to and upon the terms and conditions contained herein, each Lender with a Capex Loan Commitment severally (and not jointly) agrees to make its Pro Rata Share of capex loans (“Capex Loans”) to Borrowers from time to time on any Business Day on or after the Eighth Amendment Effective Date in amounts requested by Borrowers up to an amount equal to such Lender’s Pro Rata Share of eighty percent (80%) of the Hard Costs of Eligible Additional Equipment purchased by a Borrower after the Eighth Amendment Effective Date; provided, however, that no Lender shall be required to make aggregate Capex Loans in excess of an amount equal to such Lender’s Capex Loan Commitment (without giving effect to any repayments or prepayments thereof).

(b)         The proceeds of each Capex Loan shall be used solely for the payment of the purchase price (or to reimburse Borrowers for the cash payments previously paid by Borrowers for the purchase price) for the Eligible Additional Equipment specified in the Capex Purchase Loan Request applicable to such Capex Loan; provided, that, (i) to the extent that the proceeds of any Capex Loan are used to reimburse Borrowers for the cash payments paid by Borrowers for the purchase price of any Eligible Additional Equipment, Borrowers shall have taken possession of such Eligible Additional Equipment within 90 days prior to the date of Borrowers’ request for such Capex Loan, and (ii) no Capex Purchase Loan Request shall include any Eligible Additional Equipment that supports any other Capex Loan.  Each Capex Loan shall be in an amount of not less than $500,000.  A single Capex Loan may be used for the purchase price of one or more items constituting Eligible Additional Equipment specified in the Capex Loan Request required to be delivered to Agent hereunder.

(c)          In addition to the other conditions precedent to any Loan set forth in this Agreement, the provision of each Capex Loan shall be subject to the satisfaction of each of the following additional conditions precedent, as determined by Agent:

(i)           Agent shall have received from Borrowers not less than 3 Business Days and not more than 20 Business Days prior written notice of the proposed Capex Loan (each such notice being a “Capex Purchase Loan Request”), which notice shall specify and include the following: (1) the proposed date and amount of the Capex Loan, (2) a list and description of the Eligible Additional Equipment (by model, make, manufacturer, serial number and/or such other identifying information as may be reasonably requested by Agent), (3) whether any of such Eligible Additional Equipment has been purchased prior to the date of the proposed Capex Loan and if so, the date of such purchase and identifying the specific Eligible Additional Equipment that has been so purchased, (4) the Hard Costs and total purchase price for such Eligible Additional Equipment (and the terms of payment of such purchase price), and (5) such other information and documents as Agent may from time to time reasonably request with respect thereto;

(ii)           Agent shall have a valid and perfected first priority security interest in and lien upon such Eligible Additional Equipment and such Eligible Additional Equipment shall be free and clear of all other liens, security interests, claims or other encumbrances (except for non-consensual liens or security interests that are permitted under Sections 9.8(b) or (c) hereof); and

(iii)           Agent shall have received copies, or upon Agent's reasonable request therefor, originals, of all material agreements, documents and instruments relating to the sale of the Eligible Additional Equipment to Borrowers, including, without limitation, any purchase orders, invoices, bills of sale or similar documents.

(d)         On each Capex Scheduled Repayment Date, the principal of the Capex Loans (regardless of the date such Capex Loans were made) shall be repaid in an amount equal to 1/28th of the original principal amount of each Capex Loan outstanding on such Capex Scheduled Repayment Date.  In addition to the foregoing, the outstanding unpaid principal balance and all accrued and unpaid interest on the Capex Loans shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Capex Loans in accordance with the terms hereof.  Any principal amount of the Capex Loans that is repaid or prepaid may not be reborrowed.”

jjj.          The following is hereby added to the Loan Agreement as Section 2.5:

“2.5        Increase in Maximum Credit.

(a)          From time to time the Maximum Credit may be increased (each increase that satisfies the terms and conditions of this Section, an “Approved Increase”) by an amount not in excess of the Available Increase Amount at the option of Borrowers by delivery of a written notice from Borrowers of a proposed increase to Agent if and only if (i) each of the conditions precedent set forth in Section 4.2 are satisfied as of the Increase Effective Date (as if Borrowers were requesting an extension of credit hereunder), (ii) Lenders or other Persons commit to increase or provide Commitments in an aggregate amount equal to the Approved Increase in accordance with Section 2.5(c), and (iii) Borrowers shall have (A) reached agreement with the prospective new Lenders (the “Prospective Lenders”) with respect to the amount of any supplemental closing fee to be paid to such Prospective Lenders on the Increase Effective Date and shall have communicated the amount of such supplemental closing fee to Agent, and (B) paid any fees described in clause (A) above to Agent for the account of the Prospective Lenders and Agent, as applicable.  Each such notice shall specify the date on which the proposed increase is to be effective (the “Increase Effective Date”), which date shall not be less than 10 Business Days after the date of such notice.  Each proposed increase shall be in an amount of at least $5,000,000 and integral multiples of $5,000,000 in excess thereof.

(b)          So long as each of the requirements set forth in Section 2.5(a) are satisfied, the increased Maximum Credit with respect to an Approved Increase shall become effective, as of such Increase Effective Date.

(c)          Agent shall invite each Lender to increase its Commitment (it being understood that no Lender shall be obligated to increase its Commitment) and, if sufficient Lenders do not agree to increases in their Commitments in an aggregate amount equal to the Approved Increase, may invite any other Person who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with an Approved Increase by executing a joinder agreement, in form and substance reasonably satisfactory to Agent, to which such Person, Borrowers, and Agent are party (the “Increase Joinder”).  Such Increase Joinder or any other joinder agreement reasonably acceptable to the Borrowers and Agent in connection with any Approved Increase may, with the consent of Borrowers and Agent (but without the consent of the Required Lenders or any other Lender other than Prospective Lenders and any existing Lender participating in the applicable Approved Increase), effect such amendments to this Agreement and the other Financing Agreements as may be necessary or appropriate, in the opinion of Agent, to effectuate the provisions of this Section 2.5; provided, however, that any amendment to cure any ambiguity, defect, or inconsistency as may be necessary or appropriate, in the opinion of Agent shall require only the consent of Borrowers and Agent.

(d)          To the extent any Revolving Loans, Capex Loans, or Letters of Credit are outstanding on the Increase Effective Date, each of the Lenders having a Commitment prior to the Increase Effective Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Effective Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans, Capex Loans and participation interests in Letters of Credit on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans, Capex Loans, and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share (calculated under clause (c) of the definition of Pro Rata Share) after giving effect to such increased Commitments.

(e)          Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the liens granted by the Financing Agreements continue to be perfected under the UCC or otherwise after giving effect to the increase in the Maximum Credit and the establishment of any such new Commitments.”

kkk.        Section 3.2(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)        Borrowers shall pay to Agent, for the account of Lenders, monthly, an unused line fee at a rate of .25% per annum, calculated upon the amount by which the Maximum Credit minus the Line Block exceeds the average daily principal balance of the outstanding Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

lll.           The following is hereby added to the end of Section 3.3(a) of the Loan Agreement:

“Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” as applicable for all purposes of this Agreement, regardless of the date enacted, adopted, issued or implemented.”

mmm.    Section 4.2(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b)       no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit or restrain the making of the Loans or providing the Letters of Credit;”

nnn.      Section 6.3(d) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(d)       Notwithstanding the foregoing in this Section 6.3, Agent shall exercise control over the Blocked Accounts and shall be entitled to receive payments on and/or proceeds of Accounts and other Collateral only during a Cash Dominion Period.  Following any exercise of control by Agent over the Blocked Accounts pursuant to this clause (d), Agent shall relinquish control over the Blocked Accounts upon the termination of the applicable Cash Dominion Period.”

ooo.      Section 7.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“7.1        Collateral Reporting.

(a)          Borrowers shall provide Agent with the following documents in a form reasonably satisfactory to Agent:

(i)           on a monthly basis as required by Agent (or weekly basis during a Reporting Trigger Period), schedules of sales made, credits issued and cash received;

(ii)           as soon as possible after the end of each calendar month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis (or weekly basis (within 3 Business Days after the end of each week) for any week ending during a Reporting Trigger Period), (A) a completed borrowing base certificate pertaining to the fiscal month (or week, as applicable) then ended substantially in the form of Exhibit D hereto (each such certificate, a "Borrowing Base Certificate"), which Borrowing Base Certificate shall not include, in the case of Eligible Equipment, any items subject to capital leases or similar arrangements, (B) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger), (C) agings of accounts payable, and (D) perpetual inventory reports and such other inventory reports requested by Agent from time to time; and

(iii)          upon Agent's reasonable request, but no more frequently than once a month (or once a week during any Reporting Trigger Period), (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor.

(b)         If any of any Borrower's or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

(c)         In addition to providing the foregoing documents within the time frames set forth in this Section 7.1, Borrowers shall provide Agent with any of the documents set forth in this Section 7.1 at any intervals requested by Agent while an Event of Default exists.”

ppp.      Section 7.2(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)        Borrowers shall notify Agent promptly of: (i) with respect to Eligible Accounts and Eligible Foreign Accounts, any material delay in any Borrower's performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any material settlement, adjustment or compromise thereof, (ii) with respect to Eligible Accounts and Eligible Foreign Accounts, all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of any Borrower's or Guarantor’s knowledge, would cause Agent to consider any then existing Eligible Accounts and Eligible Foreign Accounts as no longer constituting Eligible Accounts and Eligible Foreign Accounts, respectively.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent's consent, except in the ordinary course of a Borrower's or Guarantor’s business in accordance with past practices and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above.  So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor.  At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.”

qqq.      Section 7.2(b)(iv) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(iv)      none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms; and with respect to Eligible Accounts and Eligible Foreign Accounts, there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement.”

rrr.         Section 7.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“7.3       Inventory Covenants.  With respect to the Inventory:  (a) none of the Borrowers or Guarantors shall remove any Inventory with a fair market value in excess of $1,000,000 in the aggregate for all such Inventory of the Borrowers or Guarantors from the locations set forth or permitted herein, without prior notice to Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to a Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (b) each Borrower and Guarantor shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (c) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (d) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (e) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type and quantity of Inventory, such Borrower's or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (f) Borrowers and Guarantors shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent, if requested by Agent, with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; and (g) upon Agent's request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period (or two (2) times if the second such appraisal is commenced during a Cash Dominion Period), but at any time or times as Agent may request while an Event of Default is continuing, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; without limiting in any way the foregoing in this clause (g), Agent, at its expense, shall have the right to have such an appraiser, at any time, perform such additional appraisals as to the Inventory.”

sss.       Section 7.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“7.4       Equipment Covenants.  With respect to the Equipment:  (a) upon Agent’s request, Borrowers and Guarantors shall, at their expense, no more than two (2) times in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Agent written full appraisals as to the Equipment, each such full appraisal to be in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; without limiting in any way the foregoing in this clause (a), Agent, at its expense, shall have the right to have such an appraiser, at any time, perform such additional appraisals as to the Equipment; (b) Borrowers and Guarantors shall keep the Equipment necessary in the conduct of their business in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity in all material respects with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) without prior notice to Agent, Borrowers and Guarantors shall not remove (i) any Eligible Equipment or Eligible Additional Equipment, or (ii) any other Equipment with a fair market value in excess of $1,000,000 in the aggregate for all such Equipment of the Borrowers or Guarantors from the locations set forth or permitted herein, except to the extent the Equipment is not in use anymore or to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrowers or Guarantors in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment.”

ttt.         The following is hereby added to the Loan Agreement as Section 8.19:

“8.19     Hedge Agreements.  On each date that any Hedge Agreement is executed by any Bank Product Provider, each Borrower and Guarantor satisfies all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.”

uuu.      Section 9.6 of the Loan Agreement is hereby amended by replacing the period at the end of clause (a)(iii) thereof with “, and”, and adding the following as clause (a)(iv) thereof:

“(iv)      within thirty (30) days after the end of each fiscal month of Borrowers ending during a Reporting Trigger Period, a schedule in a form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors were in compliance with the covenants set forth in Section 9.24 of this Agreement for such month, in addition to operational and other metrics that will be reasonably satisfactory to the Agent, including, without limitation, monthly starts, layers, shipments, revenues and headcount.”

vvv.      Section 9.7(a)(i) is hereby amended and restated in its entirety to read as follows:

“(i)        a Domestic Subsidiary of any Borrower (other than another Borrower, a Guarantor, or an Excluded Subsidiary) may merge with and into such Borrower with such Borrower being the surviving entity, provided, that following the consummation of any such merger, the assets owned by such Domestic Subsidiary prior to such merger shall not be deemed Eligible Accounts, Eligible Foreign Accounts, Eligible Inventory, or Eligible Additional Equipment unless the criteria set forth in Sections 9.10(i)(x), (xi) and (xii) hereof shall have been fully satisfied with respect to such assets and such Credit Party (in place of any subject Target or New Subsidiary as referred to in such Sections), as applicable, and such assets shall meet the criteria set forth in the definition of “Eligible Accounts”, “Eligible Foreign Accounts”, “Eligible Inventory” or “Eligible Additional Equipment”, as applicable;”

www.    Section 9.7(b)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)       the sale or other disposition of worn-out, surplus or obsolete Equipment (other than Eligible Additional Equipment which is the subject of a Capex Loan) or Equipment (other than Eligible Additional Equipment which is the subject of a Capex Loan) no longer used or useful in the business of any Borrower or any Guarantor so long as (A) before and after giving effect to any such sale or disposition, no Default or Event of Default has occurred and is continuing, (B) the proceeds of any such sale or disposition are paid to Agent for application to the Obligations as set forth herein, and (C) such Equipment is sold for at least the appraised value thereof as set forth on the most recent appraisal of Equipment then received by Agent in accordance with Section 7.4 hereof,”

xxx.        Section 9.7(b)(iii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(iii)      the sale or other disposition of Equipment (excluding worn-out, surplus and obsolete Equipment and Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as (A) such sales or other dispositions do not involve such Equipment having an aggregate fair market value in excess of $5,000,000 for all such Equipment disposed of by all of the Borrowers and Guarantors in any fiscal year of Borrowers or as Agent may otherwise agree, (B) before and after giving effect to any such sale or disposition, no Default or Event of Default has occurred and is continuing, (C) the proceeds of any such sale or disposition are paid to Agent for application to the Obligations as set forth herein (it being understood that to the extent such Equipment is Eligible Additional Equipment, such proceeds shall be applied first to any Capex Loan which was made on account of such Eligible Additional Equipment (with the remaining proceeds being applied to the other Obligations)), and (D) such Equipment is sold for at least: (x) the appraised value thereof as set forth on the most recent appraisal of Equipment then received by Agent in accordance with Section 7.4 hereof, and (y) in the case of Eligible Additional Equipment which is the subject of a Capex Loan, the amount of such Capex Loan, and”

yyy.      Section 9.7(b)(v) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(v)       the transfer, sale, lease or licensing of all or part of such Borrower's or Guarantor’s Intellectual Property or any items of Equipment (other than Eligible Equipment and Eligible Additional Equipment) with a fair market value not to exceed $10,000,000 in the aggregate for all such Equipment of the Borrowers or Guarantors to a Domestic Subsidiary (other than an Excluded Subsidiary) of such Borrower or Guarantor or to any other Borrower or Guarantor; provided, that: (A) immediately prior to and as a result of such transfer, sale, lease or licensing, no Default or Event of Default shall have occurred and be continuing; and (B) to the extent such transfer, sale, lease or licensing is to a Domestic Subsidiary which is not a Borrower or Guarantor, (1) prior to such transfer, sale, lease or licensing to such Domestic Subsidiary, Agent shall have had a reasonable opportunity to conduct customary and other business, legal, and collateral due diligence with respect to such Domestic Subsidiary, including, but not limited to, ordering, in form and substance reasonably satisfactory to Agent, and reviewing to its satisfaction, UCC, tax lien, litigation, bankruptcy and intellectual property searches from all offices that Agent deems reasonably appropriate in its sole discretion, certificates of status with respect to such Domestic Subsidiary, in form and substance satisfactory to Agent, which certificates shall be issued by the appropriate officer of the jurisdiction of organization of such Domestic Subsidiary and by the appropriate officers of each other jurisdiction in which such Domestic Subsidiary is qualified to do business, which certificates shall indicate that such Domestic Subsidiary is in good standing in such jurisdictions; and (2) such Domestic Subsidiary shall have executed and delivered a Guaranty, a joinder to this Agreement, and such other documents (including but not limited to a non-restrictive license to use) as Agent may reasonably request to protect and perfect its interest in such Collateral each in form and substance reasonably satisfactory to Agent in its sole discretion,”

zzz.        Section 9.7(b)(viii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(viii)    the transfer or sale of assets to any Joint Venture (other than any Joint Venture involving Foreign Parent Nonguarantor or any of its Affiliates), Foreign Subsidiary of any Borrower or Guarantor, Excluded Subsidiary or to Jazz WOFE in connection with any investment or other transaction permitted by Section 9.10(h); provided, that (A) all transfers or sales of items of Equipment of any Credit Party (other than an Excluded Subsidiary) to any Joint Venture (other than any Joint Venture involving Foreign Parent Nonguarantor or any of its Affiliates), Foreign Subsidiary of any Borrower or Guarantor, or Excluded Subsidiary shall be limited to Equipment with a fair market value not to exceed $2,500,000 in the aggregate for all such Equipment of the Credit Parties (other than Excluded Subsidiaries) and for all such transfers and sales and shall be only permitted to the extent that any such transfer or sale is in the ordinary course of the applicable Credit Parties’ business; (B) no Eligible Additional Equipment may be transferred or sold unless any Capex Loan which was made on account of such Eligible Additional Equipment is repaid in full at the time of such transfer or sale, and (C) immediately prior to and after giving effect to such transfer or sale, no Default or Event of Default shall have occurred and be continuing,”

aaaa.     Section 9.7(b)(xiv) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(xiv)    other dispositions (other than Eligible Additional Equipment which is the subject of a Capex Loan) which do not in the aggregate exceed $1,000,000 per fiscal year,”

bbbb.    Section 9.8(l) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(l)        any other security interest, lien or other encumbrance (other than any security interest, lien or other encumbrance that would encumber any Accounts, Inventory, Eligible Equipment, or Eligible Additional Equipment) created or incurred in connection with any Indebtedness not to exceed $1,000,000 in the aggregate at any one time outstanding for all Credit Parties (other than Excluded Subsidiaries);”

cccc.     Section 9.8(n) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(n)       liens on any asset (other than any lien that encumbers any Accounts, Inventory, Eligible Equipment, or Eligible Additional Equipment) existing at the time of acquisition of such asset by any Credit Party so long as (i) the lien shall apply only to the asset so acquired and the proceeds thereof, and (ii) the Indebtedness secured by such lien is otherwise permitted hereunder;”

dddd.    Section 9.9(e) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(e)        the incurrence by a Credit Party of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Credit Party’s operations and not for speculative purposes;”

eeee.     Section 9.9(g) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(g)       Indebtedness incurred or created in connection with Existing Letters of Credit or any letter of credit (other than any Letter of Credit) issued to any Credit Party in the ordinary course of its business by any issuer other than WFCF and its Affiliates, or their respective  successors and assigns;”

ffff.        Section 9.10(i)(iii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(iii)       as of the date of the Subsidiary Investment or acquisition of the subject Target and any related Targets, as applicable, and after giving effect thereto, Borrowers’ Excess Availability shall not be less than $13,750,000 and Borrowers’ Excess Availability shall be projected, to the Agent’s reasonable satisfaction, to be $13,750,000 or more for 90 consecutive days following the consummation of such Subsidiary Investment or such acquisition, as applicable;”

gggg.    Section 9.10(i)(ix) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ix)       Agent shall have received such further agreements, documents and instruments, and such further acts shall have been completed, with respect to the subject Target or New Subsidiary (as applicable), as required by Section 9.23 hereof;

at Borrowers’ request, the subject Target or the Person acquiring the subject Target or the subject New Subsidiary (as applicable) may be added as a borrower hereunder, but only at the election of Agent; regardless of whether the subject Target or the Person acquiring the subject Target or the subject New Subsidiary (as applicable) is or becomes a Borrower hereunder, and regardless of whether the Accounts or Inventory (which term shall mean Accounts and Inventory as applied to the subject Target or New Subsidiary for the purposes of this Section) of the subject Target or New Subsidiary qualify under the definition of “Eligible Accounts”, “Eligible Inventory” or “Eligible Foreign Accounts”, or whether the Equipment (which term shall mean Equipment as applied to the subject Target or New Subsidiary for the purposes of this Section) of the subject Target or New Subsidiary qualify under the definition of “Eligible Equipment” or “Eligible Additional Equipment”, the inclusion of such Accounts in Eligible Accounts or Eligible Foreign Accounts, Inventory in Eligible Inventory, or Equipment in Eligible Equipment or Eligible Additional Equipment shall be subject to:”

hhhh.    Section 9.10(i)(xii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(xii)      the chief executive office of the subject Target or New Subsidiary (as applicable) shall be in the United States, and in any event, only those Accounts generated and invoiced from the United States may be deemed Eligible Accounts.”

iiii.         Section 9.11(g) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(g)       Parent Guarantor may repurchase any of its Indebtedness arising under any Senior Notes; provided that at the time of such repurchase and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) Borrowers’ Excess Availability shall not be less than $13,750,000 after giving effect to the purchase of such Senior Notes; and (C) Borrowers’ Excess Availability shall be projected, to Agent’s reasonable satisfaction, to be $13,750,000 or more for 60 consecutive days following the consummation of such repurchase.”

jjjj.         Section 9.18 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“9.18     Financial Covenants.  Upon the occurrence and during the continuance of a Covenant Testing Trigger Period, Parent Guarantor and its Subsidiaries (other than any Excluded Subsidiaries) shall have a Consolidated Fixed Charge Coverage Ratio of at least 1.10 to 1.0 when measured on a trailing four fiscal quarter basis as of the end of: (a) the last fiscal quarter immediately preceding the occurrence of such Covenant Testing Trigger Period for which financial statements have most recently been delivered pursuant to Section 9.6(a) hereof, and (b) each fiscal quarter for which financial statements are delivered pursuant to Section 9.6(a) hereof during such Covenant Testing Trigger Period.”

kkkk.     Section 9.22(f) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(f)        (i) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and each Borrower's or Guarantor’s operations; provided that Borrowers shall not have to reimburse Agent for more than two (2) such field examinations in any twelve (12) month period, except that, on or after the occurrence and continuation of an Event of Default or at any time during a Cash Dominion Period, all such field examinations shall be at Borrowers’ expense without regard to such limitation, plus (ii) a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000.00 per person per day); and”

llll.         Section 10.1(h) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(h)        a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed (i) by any Borrower or any Guarantor seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (ii) against all or any part of the Collateral constituting Accounts, Inventory, Equipment, deposit accounts and proceeds thereof; provided that, notwithstanding anything to the contrary in this clause (h), any such case or proceeding filed by any Borrower or Guarantor as set forth in subclause (i) above shall constitute an Event of Default;”

mmmm. The first sentence of Section 11.2(d) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts, Eligible Foreign Accounts, Eligible Inventory, Eligible Equipment or Eligible Additional Equipment shall not be deemed an amendment to the advance rates provided for in this Section 11.2.”

nnnn.    Section 12.18 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“12.18   Additional Loans.  Agent shall not make any Revolving Loans or provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to Borrowers to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans and Letters of Credit to Borrowers to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to Section 12.21(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten percent (10%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.”

oooo.    Section 12.21(a)(ii)(A) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(A)      the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Revolving Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.18 hereof, shall not exceed the amount equal to ten percent (10%) percent of the Maximum Credit and”

pppp.    Section 13.1(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)        This Agreement and the other Financing Agreements shall continue in full force and effect for a term ending on December 31, 2018 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.  Borrowers may terminate this Agreement at any time upon ten (10) Business Days’ prior written notice to Agent (which notice shall be irrevocable); provided, that this Agreement and all other Financing Agreements must be terminated simultaneously.  In addition, Agent may terminate this Agreement at any time that an Event of Default has occurred and is continuing.  In addition, upon written notice to Borrowers, Agent may terminate this Agreement effective 120 days prior (or anytime thereafter) to the final maturity date of any of the Senior Notes unless prior to such date: (i) such Senior Notes are refinanced on terms and conditions satisfactory to Agent (including having a final maturity date at least 120 days after the Maturity Date); (ii) such Senior Notes have been paid in accordance with the terms of this Agreement; (iii) Borrowers deposit into a deposit account under the sole control of Agent pursuant to a Deposit Account Control Agreement, an amount at least equal to the then current outstanding balance of such Senior Notes as of the date of such deposit, or (iv) a combination of the above (i), (ii) and (iii) with respect to such Senior Notes.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations that are known or ascertainable or that are likely to ripen, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement.  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred two percent (102%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrowers for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Pasadena, California time.”

qqqq.    Section 13.1(c) of the Loan Agreement is hereby deleted.

rrrr.        Section 13.3(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)        All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower:	Jazz Semiconductor, Inc. 4321 Jamboree Road Newport Beach, California 92660 Attention: Chief Financial Officer Telephone No.: (949) 435-8000 Telecopy No.: (949) 435-8111
If to Parent Guarantor:	Jazz Technologies, Inc. 4321 Jamboree Road Newport Beach, California 92660 Attention: Chief Financial Officer Telephone No.: (949) 435-8000 Telecopy No.: (949) 435-8111
If to Foreign Parent Nonguarantor:	Tower Semiconductor Ltd. Ramat Gavriel Industrial Area P.O. Box 619 Migdal Haemek Israel 23105 Attention: Chief Financial Officer Telephone No.: +972-(4)-650-6418 Telecopy No.: +972-(4)-604-7242
with a copy to:	Yigal Arnon & Co. 1 Azrieli Center Tel-Aviv 67021 Israel Attention: David Schapiro Telephone No.: 972-(3)-607-7726 Telecopy No.: +972-(3)-608-7714
If to Agent:
Wells Fargo Capital Finance, LLC
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404
Attention:  Business Finance Division Manager
Telephone No.:  (310) 453-7300
Telecopy No.:    (310) 453-7413

with a copy to:	Morgan, Lewis & Bockius LLP 300 S. Grand Avenue, Twenty-Second Floor Los Angeles, CA 90071-3132 Attention: Marshall Stoddard Telephone No.: (213) 612-7428 Telecopy No.: (213) 612-2501”

ssss.     Schedule E-1 attached hereto is hereby added to the Loan Agreement as Schedule E-1 thereto.

2.             Effectiveness of this Amendment. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

a.           Amendment. Agent shall have received this Amendment, fully executed by Borrowers, Guarantor, Agent and Lenders in a sufficient number of counterparts for distribution to all parties.

b.           Amended and Restated Fee Letter. Agent shall have received an Amended and Restated Fee Letter, in form and substance satisfactory to Agent, fully executed by Borrowers and Agent in a sufficient number of counterparts for distribution to all parties.

c.           Representations and Warranties. The representations and warranties set forth herein and in the Loan Agreement must be true and correct.

d.           Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

3.             Representations and Warranties. Each Borrower and Guarantor represents and warrants as follows:

a.           Authority. Each Borrower and Guarantor has the requisite company power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower and Guarantor of this Amendment have been duly approved by all necessary company action and no other company proceedings are necessary to consummate such transactions.

b.           Enforceability. This Amendment has been duly executed and delivered by each Borrower and Guarantor. This Amendment and each Financing Agreement (as amended or modified hereby) are the legal, valid and binding obligation of each Borrower and Guarantor, enforceable against each Borrower and Guarantor in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally or by general equitable principles, and are in full force and effect.

c.           Representations and Warranties.  The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

d.           Due Execution. The execution, delivery and performance of this Amendment are within the power of each Borrower and Guarantor, have been duly authorized by all necessary company action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on any Borrower or Guarantor.

e.           No Default. No event has occurred and is continuing that constitutes an Event of Default.

4.             Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

5.             Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

6.             Capitalized Terms. Capitalized terms not express defined elsewhere in this Amendment have the meanings set forth in the Loan Agreement.

7.             Reference to and Effect on the Financing Agreements.

a.           Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof”, or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

b.           Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

c.           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

d.           To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

8.             Estoppel. To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Loan Agreement, each Borrower and Guarantor hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower or Guarantor as against Agent or any Lender with respect to the Obligations.

9.             Integration. This Amendment incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10.           Severability. In case any provision of this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

JAZZ SEMICONDUCTOR, INC.,
as a Borrower
By:
Name:	Nabil Alali
Title:	General Manager and Site Manager
By:
Name:	Ronit Vardi
Title:	CFO

NEWPORT FAB, LLC,
as a Borrower
By:
Name:	Nabil Alali
Title:	General Manager and Site Manager
By:
Name:	Ronit Vardi
Title:	CFO

JAZZ TECHNOLOGIES, INC.,
as a Guarantor
By:
Name:	Nabil Alali
Title:	General Manager and Site Manager
By:
Name:	Ronit Vardi
Title:	CFO

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent and a Lender

By:
Name:
Title:

Schedule E-1

Eligible Inventory Locations

(see attached)